EXHIBIT 10.2

OPTION AGREEMENT

This Option Agreement, with an effective date as of December 23, 2002, is made by and between PSMA Development Company, LLC, a Delaware limited liability company (“PDC”) and CytRx Corporation, a Delaware corporation (“CytRx”) with reference to the following facts:

A.    PDC desires to acquire an option from CytRx to enter into a license agreement covering certain CytRx poloxamer intellectual property (the “License Agreement”) the final form of which is attached hereto as Exhibit A. All capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the License Agreement.

B.    CytRx is willing to grant PDC an option to enter into the License Agreement on the terms and conditions set forth herein.

In consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.    Grant of Option.    PDC will pay to CytRx a $50,000 fee (the “Option Fee”) upon execution of this Agreement to obtain a first right of refusal option (the “Option”) to obtain an exclusive worldwide license, with the right to sublicense, to CytRx’s TranzFect CRL 1005 adjuvant (the “Adjuvant”) on the financial and contractual terms set forth in the License Agreement.

2.    Term of Option.    The term of the Option shall be for twenty-four (24) months from the effective date of this Agreement (the “Option Period”). The Option shall be exercisable by PDC giving written notice of such exercise to CytRx. However, if during the Option Period CytRx receives a bona fide written third party offer to license the Adjuvant in the Field or in a broader field that subsumes the Field on financial terms equal or better than those set forth in the License Agreement, then CytRx shall notify PDC in writing of the existence of such bona fide third party offer (the “Put Option”), providing adequate evidence of the terms and existence of thereof, and then PDC shall have thirty (30) days within which to elect its Option or such Option shall terminate early as of the expiration of such thirty (30) day period.

3.    Credit for Option Fee.    Except as provided below, the Option Fee shall be non-creditable against the licensing, milestone and royalty payments specified in the License Agreement. In the event CytRx triggers its Put Option as specified above and PDC elects its Option early in response to CytRx’s exercise of its Put Option, then under those circumstances the Option Fee shall be creditable against the signature licensing fee due upon execution of the License Agreement.

4.    Assignment.    This Agreement may not be assigned by either party without the consent of the other party. Notwithstanding the foregoing, either party hereto may assign this Agreement without the other party’s consent in connection with a merger into, a consolidation with, or a transfer of all or substantially all of its corporate assets or the transfer of all or substantially all of the assets related to the product line to which this Agreement pertains as an entirety or to any corporation, partnership or other person or entity, so long as the successor surviving person or entity in any such merger, consolidation, partnership or other person or entity transfer or reorganization assumes in writing the obligations of this Agreement.

5.    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight or second day courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to CytRx, to:	CytRx Corporation 11726 San Vicente Blvd., Suite 650 Los Angeles, CA 90049 Attention: Steven A. Kriegsman President & CEO Facsimile No. (310) 826-5529

if to PDC, to:	PSMA Development Company, LLC c/o Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 Attention: President Facsimile No.: 914.789.2817

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

6.    Applicable Law.    The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the United States without reference to any rules of conflict of laws.

7.    Dispute Resolution.    The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within 30 days after initiation of arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be Wilmington, Delaware. Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations. As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

8.    Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

9.    Waiver.    The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

10.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.    Waiver of Rule of Construction.    Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PSMA Development Company, LLC		CytRx Corporation

By:	/s/ Ronald J. Prentki	By:	/s/ Steven A. Kriegsman
Title:	President	Title:	CEO
Date:	12-20-02	Date:	2-26-02

EXHIBIT A

LICENSE AGREEMENT

between

PSMA DEVELOPMENT COMPANY, LLC

and

CYTRX CORPORATION

LICENSE AGREEMENT

THIS AGREEMENT (this “Agreement”) effective as of             , 2002, (the “Effective Date”) between PSMA Development Company LLC, a limited liability company organized and existing under the laws of Delaware (“PDC”) and CytRx Corporation, a corporation organized and existing under the laws of Delaware, U.S.A (“CytRx”).

WITNESSETH:

WHEREAS, CytRx has developed CytRx Know-How (as hereinafter defined) and has rights to Patents Rights (as hereinafter defined), collectively referred to as CytRx Poloxamer Intellectual Property (as hereinafter defined); and

WHEREAS, CytRx has exclusively licensed to Merck & Co. (“Merck”) CytRx Poloxamer Intellectual Property in a certain field (“Merck License”); and

WHEREAS, CytRx has exclusively licensed to Vical Incorporated (“Vical”) CytRx Poloxamer Intellectual Property in a certain field (“Vical License”); and

WHEREAS, PDC desires to obtain a license under CytRx Poloxamer Intellectual Property, upon the terms and conditions set forth herein and CytRx desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE I.    DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.     The term “PSMA” shall mean all compositions and uses of, collectively: (a) molecules that elicit an immune response specific for prostate specific membrane antigen (PSMA), including, without limitation (i) PSMA protein as defined in U.S. Patent 5,538,866 and 5,935,818, and allelic and species variants thereof; (ii) fragments of the PSMA proteins of (i); (iii) variants of the molecules of (i) or (ii) that elicit a PSMA specific immune response, including, but not limited to, fusions of PSMA species variants and PSMA proteins containing additions, deletions and/or substitutions of one or more amino acids; (iv) polypeptides that compete with PSMA protein for binding to anti-PSMA antibodies or compete with PSMA for binding to T-cell receptors; and (v) the molecules of (i), (ii), (iii), and (iv) fused to or delivered with polypeptides or immunostimulatory oligonucleotides solely for increasing an immune response specific to (i), (ii), (iii), or (iv); (b) nucleic acid based molecules that encode the molecules of (a), and (c) cells that recombinantly contain, express or secrete the molecules of (a) and/or (b), including prime/boost regimes based on PSMA.

1.2.    The term “TranzFect” shall mean any polyoxypropylene/polyoxyethylene copolymer compound or compositions or preparations of such compounds claimed in or covered by CytRx Poloxamer Intellectual Property that may be added to Substance to enhance performance of such Substance relative to use of the Substance without Tranzfect.

1.3.    The term “Affiliate” shall mean (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by PDC or CytRx; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of PDC or CytRx.

1.4.    The term “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5.    The term “Calendar Year” shall mean each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.6.    The term “CytRx Know-How” shall mean information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, know-how and trade secrets, patentable or otherwise, which (i) are in CytRx’s possession or control at the Effective Date or are developed by CytRx during the term of this Agreement, if any, (ii) are not generally known, (iii) are necessary to PDC in connection with the research, development, marketing, use or sale of Transfect and/or Licensed Products in the Field in the Territory, and (iv) CytRx has the right to provide to PDC.

1.7.    The term “CytRx Poloxamer Intellectual Property” shall mean (i) Patent Rights; and (ii) CytRx Know-How.

1.8.    The term “Field” shall mean the use of CytRx Poloxamer Intellectual Property limited to protein, DNA or viral vaccines based on PSMA for use in any human therapeutic and/or prophylactic medical use, subject to Paragraph 1.6 of the Vical License

1.9.    The term “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale for end use or consumption of such Licensed Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country.

1.10.    The term “Improvement” shall mean any enhancement by CytRx in the synthesis or manufacture of TranzFect.

1.11.    The term “PDC Know-How” shall mean any PDC information and materials, including but not limited to, discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are not generally known.

1.12.    The term “Net Sales” shall mean with respect to any Licensed Product, the gross sales price of such Licensed Product in final form invoiced by PDC, its sublicensees and their respective Affiliates to customers who are not Affiliates or sublicensees (or are Affiliates or sublicensees but are end users of such Product) less, to the extent actually paid or accrued by PDC, its sublicensees or their respective Affiliates (as applicable), (a) normal and customary credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated or returned Licensed Product; (b) normal and customary outer packing, freight and insurance costs incurred in transporting such Licensed Product in final form to such customers; (c) normal and customary cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers; (d) sales, use, excise, value-added and other taxes (but not income taxes of any kind) imposed upon the sale of such Licensed Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Licensed Product in final form to such customers. Sales by PDC, its Affiliates or sublicensees at or below the fully burdened cost of manufacturing such Licensed Product or purchasing such Licensed Product from a Third Party manufacturer (plus, in each case, the costs of shipping), solely for the research or clinical testing of such Licensed Product or for indigent or similar public support or compassionate use programs, shall be excluded from the computations of Net Sales, provided such sales are billed and set forth separately on the subject invoices.

In the case of a Combination Product, as defined below, for which the agent or ingredient constituting a Licensed Product and each of the other active agents or active ingredients not constituting Licensed Products have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product plus the other active agents or active ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combination Product in question. For purposes of the foregoing, “Combination Product” shall mean any product containing both an agent or ingredient, which constitutes a Licensed Product and one or more other active agents which do not by themselves constitute Licensed Products (i.e.: such as a prime boost vaccine regimen), whether such Combination Product is packaged separately but sold together or are both packaged and sold together.

1.13.    The terms “Patent Rights” or “Patent(s)” shall mean (i) all United States patents and/or patent applications, patents to be issued pursuant thereto, owned by or licensed to CytRx, including but not limited to those listed in Schedule A, which claim or cover polyoxypropylene/polyoxyethylene copolymer compounds or compositions or preparations or the manufacture of such compounds which may be added to a Substance to enhance the performance of such a Substance; or (ii) are divisions, continuations, reissues, renewals, extensions, supplementary protection certificates, utility models and the like of any such patents and patent applications and foreign equivalents thereof.

1.14.    The term “Phase I Clinical Trial” shall mean that portion of the clinical development program which provides for trials of a Licensed Product on human patients to estimate initial safety and tolerability and to determine pharmacokinetics of a Licensed Product and any effect on established surrogate endpoints (e.g.: PSA levels) for the desired claims and indications.

1.15.    The term “Phase II Clinical Trial” shall mean that portion of the clinical development program conducted after the completion of the Phase I Clinical Trials and which provides for human clinical trial(s) in any country which trials are intended to evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), any future revisions thereof, any future substitutes therefor, or foreign equivalents thereof.

1.16.    The term “Phase III Clinical Trial” shall mean that portion of the clinical development program which provides for a human clinical trial in any country the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for a NDA or that would otherwise satisfy requirements of 21 CFR 312.21(c), any future revisions thereof, any future substitutes therefor, or foreign equivalents thereof.

1.17.    The term “Proprietary Information” shall mean all PDC Know-How, CytRx Know-How, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by sensory detection, which is provided by one party to the other party in connection with this Agreement.

1.18.    The term “Product” shall mean any protein, DNA or viral vaccine based upon Substance and incorporating TranzFect for use in the Field in the Territory.

1.19.    The term “Licensed Product” shall mean a Product which in the absence of this Agreement would infringe one claim of a Patent or a Product which is made using a process or method covered by a claim of a Patent, or a Product covered by or made, at least in part, using CytRx Know-How.

1.20.    The term “Territory” shall mean all of the countries in the world.

1.21.    The term “Major Foreign Markets” shall mean any of the Canada, France, Germany, Italy, Spain, or the United Kingdom.

1.22.    The terms “Party” and “Parties” shall mean CytRx, PDC, and all successors arising from merger, consolidation, changes in control, reorganization, or similar transaction, individually or jointly depending on context

1.23.    The term “Substance” shall mean any PSMA based protein, virus, viral vector or polynucleotide-based therapeutic or prophylactic, alone or in combination, for use in the Field

1.24.    The term “BLA Approval” shall mean notification from a regulatory authority in a country that all approvals for the marketing of Licensed Product, including pricing approvals, have been granted.

ARTICLE II. LICENSE; DEVELOPMENT AND COMMERCIALIZATION

2.1.    License Grant.

(a)    CytRx hereby grants to PDC an exclusive license in the Territory with the right to sublicense under the Patent Rights to research, develop, use, manufacture, have manufactured, sell, offer to sell or have sold (i) TranzFect as it relates to use with Substance in the Field; and (ii) Licensed Product.

(b)    CytRx hereby grants to PDC a exclusive license in the Territory with the right to sublicense under CytRx Know – How to research, develop, use, manufacture, have manufactured, sell, offer to sell or have sold (i) TranzFect as it relates to use with Substance in the Field; and (ii) Licensed Product.

(c)    Contract Manufacture of CRL-1005. CytRx shall utilize its commercially reasonable best efforts to assist PDC in entering into a contract manufacturing agreement with Organichem for the manufacture of CRL-1005 in the Field on terms no less favorable than those contained in the Term Sheet dated March 15, 2000 between CytRx and Organichem Corp.

2.2.    Exchange of Information; Supply of Material.

(a)    Initial Data Transfer. Within sixty (60) days of the Effective Date, CytRx shall make available to PDC in English and in writing for its use, CytRx Know-How in CytRx’s possession as of the Effective Date, including but not limited to the embodiments of such CytRx Know-How as set forth on the attached Schedule B. CytRx also agrees to disclose to PDC, upon execution of this Agreement CytRx’s pending United States Patent Applications identified in Schedule A of this Agreement.

(b)    Additional Data Transfer. During the term of this Agreement and so long as PDC continues to have an obligation to pay royalties to CytRx under this Agreement, CytRx shall promptly disclose to PDC in writing on an ongoing basis all CytRx Know-How not previously disclosed.

(c)    Technical and Regulatory Assistance. CytRx agrees, to the extent that the necessary expertise continues to be present within the CytRx organization, to provide, free of charge, reasonable technical and regulatory assistance based on the needs of the development program designed and implemented by PDC relating to a Product and the regulatory approval process necessary to obtain marketing approval of Licensed Product. Additionally, CytRx shall provide PDC with a quarterly summary of adverse event reports alleged to relate to TranzFect and immediate notification of serious adverse events (SAEs), as defined in 21 CFR 312.32 , related or alleged to be related to TranzFect, to the extent, in each instance, that CytRx comes into the possession of such information.

(d)    Reports. During the term of this Agreement, and upon written request from CytRx, but not more than once per Calendar Year, PDC agrees to provide CytRx with a written report summarizing research and development activities related to the use of Transfect in the Field over the previous Calendar Year.

(e)    FDA Communications. During the term of this Agreement, PDC shall provide CytRx with copies of all material FDA and other regulatory agency correspondence relating to any Licensed Product or any of PDC’s activities under this Agreement and CytRx shall treat such copies and information as the Proprietary Information of PDC pursuant to Article III below.

(f)    Sublicense Agreements. PDC shall provide to CytRx a copy of all sublicense agreements pertaining to CytRx Intellectual Property within 30 days of execution, with the financial terms redacted.

2.3.    Development and Commercialization. PDC shall use reasonable efforts, consistent with the usual practice followed by PDC in pursuing the commercialization and marketing of its other similar pharmaceutical products, at its own expense, to develop and commercialize a Licensed Product on a commercially reasonable basis in such countries in the Territory where in PDC’s reasonable opinion it is commercially viable to do so.

2.4.    Insurance. PDC shall maintain clinical trial and product liability insurance issued by an insurer rated at least AA with CytRx as a named insured in amounts at least equal to those customary in the industry for products such as the Licensed Products.

ARTICLE III.    CONFIDENTIALITY AND PUBLICATION

3.1.    Nondisclosure Obligation. All Proprietary Information disclosed by a disclosing party to a receiving party hereunder shall be maintained in confidence by the receiving party and shall not be disclosed to a non-party or used for any purpose except as set forth herein without the prior written consent of the disclosing party, except to the extent that such Proprietary Information:

(a)    is known by recipient at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

(b)    is properly in the public domain;

(c)    is subsequently disclosed to the receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;

(d)    is developed by the receiving party independently of Proprietary Information received from the disclosing party as documented by business records;

(e)    is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations upon prior review and consent of the disclosing party;

(f)    is deemed necessary by PDC to be disclosed to sublicensees, agents, consultants, Affiliates, distributors and/or other third parties for the research and development, manufacture, use sale or offer for sale of Tranzfect, Substance, or Licensed Product, (or for such parties to determine their interest in performing such activities) in accordance with this

Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement, provided the term of confidentiality for such third parties shall be no less than ten (10) years; or

(g)    is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

ARTICLE IV. PAYMENTS; ROYALTIES AND REPORTS

(a)    Consideration for License. In partial consideration for the license granted herein under the Patent Rights and CytRx Know-How, upon the terms and conditions contained herein, PDC shall pay to CytRx upon the signing of this Agreement a signature payment of one hundred thousand dollars ($100,000) which shall be non-refundable and not creditable against the royalty called for under Section 4.4.

4.2.    Milestone Payments. Subject to the terms and conditions in this Agreement and as further consideration for the licenses granted herein, PDC shall pay to CytRx the following milestone payments, that shall be non-refundable and not creditable against the royalty called for under Section 4.4, and which shall be payable only once with respect to the first Licensed Product to reach such milestone:

(a)    Fifty thousand dollars ($50,000) due within 10 days of enrollment of the first patient in the first Phase I Clinical Trial for the first Licensed Product;

(b)    Two hundred twenty five thousand dollars ($225,000) due within 10 days of enrollment of the first patient in the first Phase II Clinical Trial for the first Licensed Product;

(c)    One hundred seventy five thousand dollars ($175,000) due within 10 days of enrollment of the first patient in the first Phase III Clinical Trial for the first Licensed Product;

(d)    One hundred fifty thousand dollars ($150,000) upon the acceptance for filing of the first Biologics License Application (“BLA”) in the United States;

(e)    One hundred fifty thousand dollars ($150,000) upon the acceptance for filing of the first foreign equivalent BLA filed in any one of the Major Foreign Markets;

(f)    Three hundred fifty thousand dollars ($350,000) upon the receipt of the first marketing approval of a Licensed Product in the United States; and

(g)    Two hundred fifty thousand dollars ($250,000) upon the receipt of the first marketing approval of a Licensed Product in one of the Major Foreign Markets.

Except as otherwise provided above, PDC shall notify CytRx in writing within thirty (30) days upon the achievement of each milestone, such notice to be accompanied by payment of the appropriate milestone payment.

4.3.    Diligence Payments. As further consideration for this Agreement and commencing on the first anniversary of this Agreement, PDC shall pay CytRx a diligence fee of $15,000 per year until marketing approval of a Licensed Product has been received (the “Diligence Fee”). The Diligence Fee payments shall be fully creditable against milestone payments due after the Diligence Fee payments have been made, pursuant to Paragraph 4.2, and future royalty payments, pursuant to Paragraph 4.4, to be made to CytRx

4.4.    Royalties.

4.4.1    Royalties Payable By PDC. Subject to the terms and conditions of this Agreement, PDC shall pay to CytRx royalties for sales of Licensed Product on a country-by-country basis in an amount equal to:

(a)    Subject to Paragraph 4.4.1(c) below, for Net Sales by PDC, its Affiliates, sublicensees and/or distributors of Licensed Products used, sold or otherwise disposed of under the license to Patents granted under Paragraph 2.1(a), a royalty of four percent (4%).

(b)    Subject to Paragraph 4.4.1(c) below, in countries where no Patent Rights exist or no Patent Rights are infringed by the manufacture, use or sale of Licensed Products, for Net Sales of Licensed Products by PDC, its Affiliates, sublicensees or distributors used, sold or otherwise disposed of under the CytRx Know-How license granted in Paragraph 2.1(b), a royalty of two percent (2%).

(c)    If in any country the total royalty payments on a Licensed Product (including royalties payable to CytRx) being paid by PDC, its Affiliates, or its Sublicensees exceeds (15%), the royalty obligation to CytRx for such country shall be reduced by the formula set forth below, provided that in no event shall the royalty payable to CytRx be reduced by more than (50%) on a country-by-country basis. It is understood that royalty reductions are intended to be equitably applied to all of PDC’s licensors of technology related to Licensed Products. If PDC concludes that a royalty reduction formula is applicable, PDC shall inform CytRx of the total amount of its royalty burden on Licensed Product. PDC represents and warrants that as of the Effective Date, it has no reason to know that total royalty payments on Licensed Products (including royalties payable to CytRx) exceed fifteen percent (15%).

Formula: The amount of royalty obligation exceeding 15% of Net Sales, multiplied by Fifty Percent (50%), multiplied by the fraction of the royalty obligation to CytRx over PDC’s total royalty obligation, equals the reduction of amount payable to CytRx.

Example: Company royalty 4% and total royalty burden on Licensed Product is 20%. Reduction would be as follows: 20% minus 15% = 5%; 5% multiplied by 50% = 2.5%; 2.5% multiplied by (4%/20%) = 0.5%. Royalty would drop from 4% to 3.5%.

(d)    Royalties on Licensed Product at the rates set forth in this Section 4.4.1 shall be effective as of the date of First Commercial Sale of Licensed Product in a country and shall continue until either (1) the expiration of the last applicable patent on Licensed Product in such country in the case of sales under Subsection 4.4.1(a) or (2) until the seventh (7th) anniversary of the First Commercial Sale in such country in the case of sales of under Subsection 4.4.1(b) above, subject to the following conditions:

(i)    that only one royalty shall be due under this Agreement with respect to the each unit of Licensed Product;

(ii)    that no royalties shall be due upon the sale or other transfer among PDC, its Affiliates, sublicensees or distributors, but in such cases the royalty shall be due and calculated upon PDC’s or its Affiliate’s or its sublicensee’s or its distributor’s Net Sales to the first independent third party; no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by PDC, its Affiliates, sublicenses or distributors as samples (promotion or otherwise) or as donations (for example, to non-profit institutions, government agencies for a non-commercial purpose); and

a.    sales of Licensed Product by PDC, any Affiliate of PDC or any sublicensee of PDC solely for research or clinical testing or for indigent or similar public support or compassionate use programs, which sales are made at or below the cost of goods of such Licensed Product or at or below the cost of purchasing such Licensed Product from a third party manufacturer if such Licensed Product is so purchased by PDC (plus, in each case, the costs of shipping and administration of such clinical, indigent or compassionate use program) shall be excluded from the computation of Net Sales.

4.4.2    Royalty Payable Under Managed Pharmaceutical Contract. It is understood by the parties that PDC may sell Licensed Product to an independent third party (such as a retailer or wholesaler) and may subsequently perform services relating to Licensed Product(s) under a managed pharmaceutical benefits contract or other similar contract. In such cases, it is agreed by the Parties that Net Sales shall be based on the invoice price to an independent retailer or wholesaler, provided that such invoice price represents a fair market price for such Licensed Product(s).

4.4.3    Reports; Payment of Royalty. During the term of the Agreement following the First Commercial Sale of Licensed Product, PDC shall furnish to CytRx a quarterly written report for the Calendar Quarter showing the sales of all Licensed Products subject to royalty payments sold by PDC, its Affiliates and its sublicensees in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. PDC shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Late royalty payments will bear interest at 10% per annum.

4.4.4    Audits.

(a)    Upon the written request of CytRx and not more than once in each Calendar Year, PDC shall permit an independent certified public accounting firm of nationally recognized standing selected by CytRx and reasonably acceptable to PDC, at CytRx’s expense, to have access during normal business hours to such of the records of PDC as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to CytRx only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to CytRx.

(b)    If such accounting firm correctly concludes that additional royalties were owed during such period, PDC shall pay the additional royalties within thirty (30) days of the date CytRx delivers to PDC such accounting firm’s written report so correctly concluding, and will also pay the fees charged by such accounting firm. In addition, if the additional royalties found due exceed 5% of the amounts paid, the PDC will pay CytRx interest on such additional royalties at the rate of one and one-half per cent (1.5%) per month from the date such additional royalties were due to the date such additional royalties are paid.

(c)    PDC shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to PDC, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by CytRx’s independent accountant to the same extent required of PDC under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon CytRx, and PDC and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

(d)    CytRx shall treat all financial information subject to review under this Section 4.4.4 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with PDC obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.4.5    Payment Exchange Rate. All payments to be made by PDC to CytRx under this Agreement shall be made in United States dollars and may be paid by check made to the order of CytRx or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by CytRx from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be made according to the prevailing rate of exchange on the last business day of the month in which such sales were recorded as published in the Wall Street Journal.

4.4.6    Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article IV, PDC shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article IV. PDC shall submit appropriate proof of payment of the withholding taxes to CytRx within a reasonable period of time.

ARTICLE V. REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

5.1.    NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY CYTRX OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE, OF ANY CYTRX KNOW-HOW AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY CYTRX. CYTRX SHALL HAVE NO LIABILITY WHATSOEVER TO PDC OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND

OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON PDC OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (a) THE PRODUCTION, USE, OR SALE OF ANY APPARATUS OR PRODUCT, OR THE PRACTICE OF THE PATENT RIGHTS AND/OR CYTRX KNOW-HOW; (b) THE USE OF ANY CYTRX KNOW-HOW OR ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY CYTRX; OR (c) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND PDC SHALL HOLD CYTRX, ITS OFFICERS, EMPLOYEES, OR AGENTS, HARMLESS IN THE EVENT CYTRX, OR ITS OFFICERS, EMPLOYEES, OR AGENTS, IS HELD LIABLE.

ARTICLE VI.    INVENTIONS AND PATENT PROVISIONS

6.1.    Ownership.

6.1.1    Inventions related to TransFect and PSMA. Regardless of which party makes the invention, (a) CytRx shall solely own all right, title and interest in TransFect and all technology, inventions, patent rights and other intellectual property rights related solely thereto which arise during the Term of this Agreement, (b) PDC shall solely own all right, title and interest in and to PSMA and all technology, inventions, patent rights and other intellectual property rights related solely thereto

6.1.2    Inventions related to Combined Materials. Regardless of which party makes the invention, CytRx and PDC shall jointly own all right title and interest in and to any technology or inventions that relate to a combination of TransFect and PSMA (“Joint Invention”) and all patent rights and other intellectual property rights therein. Each party shall have the right, subject to the provisions of this Agreement (including, without limitation, the exclusive licenses contemplated hereby), to freely exploit, transfer, license or encumber its rights in any Joint Invention and the patent rights and other intellectual property rights provided the written consent of the other party is first obtained.

6.2.    Filing, Prosecution and Maintenance of Patents. Each party shall respectively have the sole right to file, prosecute, and maintain any and all of the patents covering the inventions that are their property and shall have the right to determine whether or not, and where, to file patent applications, to abandon the prosecution of any patent or patent application, to discontinue the maintenance of any patent or patent application, or to seek patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to patents. PDC shall have the first right (but not the obligation), at the joint expense of PDC and CytRx, to file, prosecute, and maintain any and all of the patents covering the inventions that are Joint Inventions and shall have the right to determine whether or not, and where, to file patent applications, to abandon the prosecution of any patent or patent application, to discontinue the maintenance of any patent or patent application, or to seek patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to patents.

6.3.    Option of PDC to Prosecute and Maintain Patents. CytRx shall give notice to PDC of any desire to cease prosecution and/or maintenance of Patent Rights and, in such case, shall permit PDC, at its sole discretion, to continue prosecution or maintenance at its own expense. If PDC elects to continue prosecution or maintenance or file a Patent Right, CytRx shall execute such documents and perform such acts at PDC’s expense as may be reasonably necessary for PDC to perform such prosecution or maintenance or filing. All of the expenses and costs reasonably incurred by PDC to continue prosecution and maintenance of Patent Rights shall be fully creditable against royalties due under Article IV of this Agreement; provided however, no royalty payment when due, regardless of the number of such credits available to PDC in accordance with the terms of this Agreement, shall be reduced by more than fifty percent (50%). Unused credits may be carried over into subsequent royalty periods.

6.4.    Interference, Opposition, Reexamination and Reissue.

(a)    CytRx shall, within ten (10) days of learning of such event, inform PDC of any request for, or filing or declaration of any interference, opposition, or reexamination relating to Patent Rights. PDC and CytRx and to the extent applicable Merck and Vical shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. To the extent applicable to the Field and the rights licensed hereunder, PDC shall have the right to review and approve any submission to be made in connection with such proceeding.

(b)    CytRx shall not institute any reexamination, or reissue proceeding relating to Patent Rights without the prior written consent of PDC, which consent shall not be unreasonably withheld.

(c)    In connection with any interference, opposition, reissue, or reexamination proceeding relating to Patent Rights, PDC and CytRx will cooperate fully and will provide each other with any information or assistance that either may reasonably request. CytRx shall keep PDC informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto.

(d)    So long as PDC continues to have an obligation to pay royalties under this Agreement, CytRx shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Patent Rights. Otherwise, such expenses shall be borne by PDC.

6.5.    Enforcement and Defense Rights. Subject to the Merck License, the Vical License and the rights granted to Merck and Vical and the obligations of CytRx thereunder, CytRx agrees as follows:

(a)    CytRx shall give PDC notice of either (i) any infringement of Patent Rights, or (ii) any misappropriation or misuse of CytRx Know-How, that may come to CytRx’s attention. PDC and CytRx shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or any combination of PDC, Vical, Merck and CytRx, to terminate any infringement of Patent Rights or any misappropriation or misuse of CytRx Know-How. However, CytRx, Vical and / or Merck upon notice by CytRx to PDC, shall have the first right to initiate and prosecute such legal action at CytRx’s, Vical’s and / or Merck’s own expense and in the name of CytRx and, if necessary,

PDC, Merck and / or Vical, or to control the defense of any declaratory judgment action relating to Patent Rights or CytRx Know-How. CytRx shall promptly inform PDC if all of CytRx, Merck and Vical elect not to exercise such first right and PDC shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of PDC and, if necessary, CytRx.

(b)    In the event that all of CytRx, Merck and Vical elect not to initiate and prosecute an action as provided in paragraph (a), and PDC elects to do so, the costs of any course of action to terminate infringement of Patent Rights or misappropriation or misuse of CytRx Know-How, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by CytRx and PDC.

(c)    For any action to terminate any infringement of Patent Rights or any misappropriation or misuse of CytRx Know-How, in the event that PDC is unable to initiate or prosecute such action solely in its own name, CytRx will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for PDC to initiate litigation to prosecute and maintain such action. In connection with any action, PDC and CytRx will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

(d)    Any recovery obtained by either or any combination of PDC, Vical, Merck, and CytRx in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(i)    the party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii)    the other party or parties shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and the amount of any recovery remaining shall then be allocated between the parties on a pro rata basis under which CytRx shall receive a proportion based on the royalties it lost and PDC and to the extent applicable Merck and/or Vical shall receive any remaining amounts.

(e)    CytRx shall immediately give notice to PDC of any certification regarding any Patent Rights it has received pursuant to the United States “Drug Price Competition and Patent Term Restoration Act of 1984” under either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or equivalent foreign provision and shall provide PDC with a copy of such certification within (5) days of receipt. CytRx’s and PDC’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be defined in paragraphs (a)-(d) hereof, provided, however, if all of CytRx, Merck and Vical decide not to bring infringement proceedings against the entity making such a certification, CytRx shall give notice to PDC of such decision not to bring suit within thirty (36) days after receipt of notice of such certification. PDC may then, but is not required to, bring suit against the party that filed the certification. Any such suit by PDC, Vical,

Merck, or CytRx shall either be in the name of PDC, in the name of Vical, in the name of Merck, or in the name of CytRx, or jointly by any combination of PDC, Vical, Merck and CytRx. For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

(f)    During the term of this Agreement, PDC shall bring to CytRx’s attention any prior art or other information known to PDC which is relevant to the patentability or validity of any of the Patents and which might cause a court to deem any of the Patents wholly or partly inoperative or invalid. PDC shall particularly specify such prior art or other information to CytRx at the time it learns thereof and not less than ninety (90) days prior to bringing any action against CytRx asserting the invalidity of any of the Patents.

6.6.    Patent Term Restoration. The ability in this Agreement to obtain patent term restoration or supplemental protection certificates is (a) first subject to the Merck License and Merck’s election, (b) second subject to the Vical License and Vical’s election, and (3) availability or eligibility for the patent in question for patent term restoration or supplemental protection certificates for the Licensed Product in question. The parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patent Rights. PDC shall have the opportunity to make any election with respect to obtaining such patent term restoration to the extent possible and shall bear the cost thereof which shall be fully creditable toward any future royalty payments owed by PDC pursuant to Section 4.4 hereof.

6.7.    PDC agrees to mark the Licensed Products and Tranzfect sold in the United States with all applicable United States patent numbers. All Licensed Products and Tranzfect shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

ARTICLE VII. TERM AND TERMINATION

7.1.    Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 7.2 or 7.3 below, the term of this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of all royalty obligations hereunder, PDC’s licenses pursuant to Section 2.1 shall become fully paid-up, perpetual licenses.

7.2.    Termination by PDC. Notwithstanding anything contained herein to the contrary, PDC shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days advance written notice to CytRx. In the event of such termination under this Section 7.2, the rights and obligations hereunder, including any licenses and any payment obligations not due and owing as of the termination date shall terminate.

7.3.    Termination.

7.3.1    Termination for Non-Payment. The parties agree that in the event that PDC fails to make any non-disputed payment due by virtue of Article IV and such failure to make such non-disputed payment continues for thirty (30) days after written notice of such breach is provided to PDC by CytRx, then this Agreement shall automatically terminate at the conclusion of the such thirty (30) day period, unless otherwise mutually agreed to by the Parties.

7.3.2    Termination for Cause. This Agreement may be terminated by notice by either party at any time during the term of this Agreement: (a) if the other party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be followed until such time as the dispute is resolved pursuant to Section 8.6 hereof; or (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon a general assignment of a substantial portion of all of its assets for the benefit of creditors by the other party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

7.3.3    Effect of Termination for Cause on License.

(a)    In the event that CytRx terminates this Agreement under Section 7.3.1 or 7.3.2(a), or if PDC terminates this Agreement under Section 7.3.2, PDC’s licenses pursuant to Sections 2.1 and 2.2 shall terminate as of such termination date.

(b)    In the event this Agreement is terminated due to the rejection of this Agreement by or on behalf of CytRx under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by CytRx to PDC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. In such a case, the rights of the parties shall be determined by the Code.

7.4.    Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Article III shall survive the expiration of the Agreement and shall continue in effect for ten (10) years. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Products sold prior to such termination. Notwithstanding the foregoing, any termination by CytRx pursuant to Section 7.3.1 or Section 7.3.2(a) shall not limit any other remedies that CytRx may have against PDC arising out of or related to such breach, including claims for damages. To the extent PDC’s license in CytRx Know-How is terminated, PDC shall promptly transfer to CytRx all copies and materials containing CytRx Know-How in its possession and control and in the possession and control of its Affiliates, sublicensees and distributors. And delete all CytRx Know-How, or any portion thereof, from its and their computer data bases.

7.5.    Effect of Termination on Sublicenses. Sublicenses shall survive the termination of this Agreement, provided such sublicensees are in compliance with the terms of their respective sublicenses. Upon termination of this Agreement for any reason, CytRx shall recognize and be bound by the terms and conditions of any sublicenses granted by PDC under the rights in accordance with Section 2 of this Agreement; provided that that CytRx shall have the right to receive any payments or other consideration payable to PDC thereunder, and shall have the right to terminate the sublicense under the same termination provisions applicable to PDC in this Agreement; provided, further, that CytRx shall not assume, and shall not be responsible to any sublicensee for any representations, warranties or obligations of PDC to any sublicensee other than the licenses and rights as authorized herein.

ARTICLE VIII.    MISCELLANEOUS

8.1.    Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical.

8.2.    Assignment. This Agreement may be assigned by PDC with notice to CytRx no less than thirty (30) days prior to the effective date for such assignment. CytRx shall not assign this Agreement without the prior written consent of the PDC, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party hereto may assign this Agreement without the other party’s consent in connection with a merger into, a consolidation with, or a transfer of all or substantially all of its corporate assets or the transfer of all or substantially all of the assets related to the product line to which this Agreement pertains as an entirety or to any corporation, partnership or other person or entity, so long as the successor surviving person or entity in any such merger, consolidation, partnership or other person or entity transfer or reorganization assumes in writing the obligations of this Agreement. Such merger, consolidation, transfer or reorganization shall not in any way be a breach of this Section 8.2, nor be a default under this Agreement. Any permitted assignee shall assume all obligations of its assignor under the Agreement. An assignment by PDC permitted by this Section 8.2 shall not relieve PDC of any of its obligations set forth in this Agreement.

8.3.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

8.4.    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight or second day courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to CytRx, to:	CytRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, California 90049 Attention: President & CEO Facsimile No. (310) 826-5529

if to PDC, to:	PSMA Development Company, LLC c/o Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 Attention: President Facsimile No.: 914.789.2817

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

8.5.    Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the United States without reference to any rules of conflict of laws.

8.6.    Dispute Resolution. The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within 30 days after initiation of arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be Wilmington, Delaware Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Georgia statute of limitations. As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

8.7.    Entire Agreement. The Agreement, together with the Option Agreement, dated December         , 2002 between PDC and CytRx, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

8.8.    Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

8.9.    Independent Contractors. It is expressly agreed that CytRx and PDC shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither CytRx nor PDC shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party.

8.10.    Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

8.11.    Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12.    Waiver of Rule of Construction. Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

8.13.    Exportation of Technical Information. PDC agrees to comply with the laws and rules of the United States Government regarding prohibition of exportation of CytRx Know-How furnished to PDC either directly or indirectly by CytRx.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PSMA DEVELOPMENT COMPANY, LLC	CYTRX CORPORATION

By:	By:	/s/ STEVEN A. KRIEGSMAN
Title:	Title:	CEO
Date:	Date:	12-26-02

SCHEDULE A

PATENTS

U.S. Patents including foreign counterparts

5,554,372

6,086,899

5,824,322

U.S. Patent Applications:

09/457,771